BUSINESS CONSULTING AGREEMENT

THIS BUSINESS CONSULTING AGREEMENT made this 7th day of August 2006 (the “Effective Date”), by and between: Invisa, Inc., (hereinafter referred to as the “COMPANY”) and John Anderson, an individual engaged in providing Financial Investor relations services (hereinafter referred to as “CONSULTANT”).

WITNESSETH THAT:

WHEREAS, the COMPANY requires Financial Investor relations services and desires to employ CONSULTANT, as an independent contractor consultant, to provide such services, and CONSULTANT is agreeable to such employment, and the parties desire a written document formalizing their relationship and evidencing the terms of their agreement:

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants, the parties have agreed as follows:

1. APPOINTMENT. The COMPANY hereby appoints CONSULTANT as non-exclusive Financial Investor relations consultant and hereby retains and employs consultant, on the terms and conditions of this Agreement. CONSULTANT accepts such appointment and agrees to perform the services upon the terms and conditions of this Agreement.

2. TERM. The term of this Agreement shall begin on or before August 16, 2006 and shall terminate on August 16, 2007. This Agreement shall supersede the oral agreement under which the parties have operated prior to the effective date of this Agreement.

3. SERVICES. (a) CONSULTANT shall act, generally, as a non-exclusive Business consultant, essentially acting (1) as advisor to the COMPANY with respect to all business matters including but not limited to market opportunities, product and technology opportunities, sales, marketing, and public relations.

(b) CONSULTANT’S services shall be rendered on a discretionary basis, as determined by consultant during the term of this agreement. CONSULTANT shall not be required to devote any minimum number of hours or efforts to CONSULTANT’S services, the extent of said services being completely within the discretion of CONSULTANT, as CONSULTANT believes, in good faith, to be necessary to carry out the intent of this agreement. In consideration hereof, CONSULTANT shall allot himself sufficient time, throughout the term, to carry out the services to be performed hereunder.

(c) CONSULTANT, in providing the foregoing services, shall be responsible for all costs of providing the services including, but not limited to, out-of-pocket expenses for travel entertainment, postage, delivery service, (e.g., Federal Express), telephone/facsimile charges, as well as compensation to third party vendors, copy writers, staff writers, art and graphic personnel, printing, etc. CONSULTANT’S compensation under Paragraph 7 shall be deemed to include all CONSULTANT’S costs and expenses.

4. LIMITATIONS ON SERVICES. The parties recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house “due-diligence” or “compliance” departments of brokerage houses, etc. Accordingly, CONSULTANT agrees:

(a) CONSULTANT shall NOT release any financial or other information or data about the COMPANY without the consent and approval of the COMPANY.

(b) CONSULTANT shall not conduct any meetings with financial analysis without informing the COMPANY in advance of the proposed meeting and the format or agenda of such meeting and the COMPANY may elect to have a representative of the COMPANY attend at such meeting.

(c) CONSULTANT shall NOT release any information or data about the COMPANY to any selected or limited person(s), entity, or group if CONSULTANT is aware that such information or data has not been generally released or promulgated.

(d) After notice by the COMPANY of filing for a proposed public offering of securities of the COMPANY, and during and period of restriction on publicity, CONSULTANT shall not engage in any public efforts not in the normal course without approval of counsel for the COMPANY and of counsel for the underwriter(s), if any.

(e) CONSULTANTS shall NOT, for themselves or either of them, take any action or advise or knowingly permit the COMPANY to take any action, which would violate any foreign securities laws or rules and regulations issued there under.

(f) CONSULTANT’S services are not in connection with the offer or sale of securities in a capital raising transaction; and

(g) CONSULTANT’S services do not directly or indirectly promote or maintain the market for the Company’s securities.

5. DUTIES OF COMPANY. (a) Company shall supply CONSULTANT, on a regular and timely basis, with all approved data and information about the COMPANY, its management, its products, and its operations and COMPANY shall be responsible for advising CONSULTANT of any facts which would affect the accuracy of any prior data and information previously supplied to CONSULTANT so that CONSULTANT may take corrective action.

(b) COMPANY shall promptly supply CONSULTANT: with full and complete copies of all filings with all federal and state securities agencies; with full and complete copies of all shareholders reports and communications whether or not prepared with CONSULTANT’S assistance; with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and with all product/services brochures, sales materials, etc.

(c) COMPANY shall promptly notify CONSULTANT of the filing of any registration statement for the sales of securities and of any other event that triggers restrictions on publicity.

(d) COMPANY shall contemporaneously notify CONSULTANT if any information or data being supplied to CONSULTANT has not been generally released or promulgated.

6. REPRESENTATION AND INDEMNIFICATIONS. (a) The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material, information, and data, which it supplies to CONSULTANT and the COMPANY, acknowledges its awareness that CONSULTANT will rely on such continuing representation in disseminating such information and otherwise performing it public relations functions.

(b) Consultant, in the absence of notice in writing from COMPANY, will rely on the continuing accuracy of the material, information, and data supplied by the COMPANY.

(c) COMPANY hereby agrees to indemnify CONSULTANT against, and to hold CONSULTANT harmless from, any claims, demands, suits, loss, damages, etc. arising out of CONSULTANTS reliance on the general availability of information supplied to CONSULTANT and CONSULTANT’S ability to promulgate such information, unless CONSULTANT has been negligent in fulfilling his duties and obligations hereunder.

7. COMPENSATION. (a) For all general services described herein, COMPANY shall compensate CONSULTANT by issuing to CONSULTANT Six Hundred Eighty One Thousand Eight Hundred (“681,800”) shares of the COMPANY’S authorized but un-issued Common Stock which shares shall be registered by a registration statement filed on form S-8 before issuance of said shares on or following the Effective Date of this Agreement. The parties acknowledge that in negotiating this fee they recognize that the services will probably not be performed in equal monthly segments, but may be more substantial during the early portion of the term and less thereafter as relationships and communications lines are established. Thus, part of the compensation for earlier services will be deferred and the lessening of services shall not constitute a breach or termination hereof, but the level fee shall continue.

(b) For all special services, not within the scope of this Agreement, COMPANY shall pay CONSULTANT such fee as, and when, the parties shall determine in advance of performance of the special services provided that COMPANY has agreed in advance for the special services.

8. RELATIONSHIP OF PARTIES. CONSULTANT is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers’ compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties and neither party is intended to have any interest in the business or property of the other.

9. TERMINATION. This agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph 2 above except as follows:

(a) Upon failure of the other party to cure a default under, or a breach of, this Agreement within thirty (30) days after written notice is given as to such breach by the terminating party;

(b) Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary;

(c) Upon the other party taking the benefit of any insolvency law; and/or

(d) Upon the other party having or applying for a receiver for all or a substantial part of such party’s assets or business.

10. ATTORNEY’S FEES. Should either party default in the terms or conditions of this Agreement and suit be filed as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs and reasonable attorney’s fees, expenses and court costs through trial and appeal.

11. WAIVER OF BREACH. The waiver by either party of a breach of any provision of the Agreement by the other party shall not operate to be construed as a waiver of any subsequent breach by the other party.

12. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon the successors, and assigns of the parties.

13. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to the principal office of the party being notified.

14. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may be modified only by agreement, in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement shall be governed for all purposes by the laws of the State of California. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement.

/s/ John Anderson	August 14, 2006
John Anderson – Consultant	Date

By: /s/ Edmund King	August 14, 2006
Authorized Agent Date	Date